Exhibit (h)(8)

FIRST AMENDMENT to the

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT to the Transfer Agent Servicing Agreement is made as of March 7, 2019 by and between INNOVATOR ETFs TRUST II, a Massachusetts statutory trust (the “Trust”), INNOVATOR CAPITAL MANAGEMENT, LLC the investment adviser to the Trust (the “Adviser”) and U.S. BANCORP FUND SERVICES, LLC d/b/a/ U. S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Trust and Fund Services have previously entered into a certain Transfer Agent Servicing Agreement, dated as of December 4, 2018 (the "Agreement); and

WHEREAS, the parties desire to amend Article 5 (Compensation) of the Agreement and to add an additional party to the Agreement, as hereinafter provided;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

(1)	Amendment. The Agreement shall be amended as follows:

(a)     The Agreement shall be amended by adding Innovator Capital Management, LCC, the investment advisor to the Trust (the “Adviser”) as an additional party.

The preamble to the Agreement shall be deleted and replaced in its entirety with the following:

THIS AGREEMENT is made as of the last date on the signature block below by and between INNOVATOR ETFs TRUST II, a Massachusetts statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a/ U. S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”). Innovator Capital Management, LLC, the investment adviser to the Trust (the “Adviser”), is a party hereto with respect to Article 5 only.

(b)     Article 5 (Compensation) of the Agreement shall be deleted and replaced in its entirety with the following:

5. Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Adviser shall pay the fees set out in Exhibit B together with the fees for all other services provided to the Trust by Fund Services ( including its parent and affiliated entities) pursuant to a certain Fund Administration Agreement, Fund Accounting Agreement and Custody Agreement as a combined unitary fee to Fund Services. Fund Services shall also be reimbursed for such miscellaneous expenses set forth in Exhibit C as are reasonably incurred by Fund Services in performing its duties hereunder. The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

(2)

Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby. This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement (except as amended herein), or any indebtedness thereby evidenced.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

INNOVATOR ETFs TRUST II	U.S. BANCORP FUND SERVICES, LLC

By:___________________________	By:___________________________

Name: ________________________	Name: _________________________

Title: _________________________	Title: __________________________

Date: _________________________	Date: ___________________________

INNOVATOR CAPITAL MANAGEMENT, LLC

By:___________________________

Name: ________________________

Title: __________________________

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